Exhibit 10.11

DATE December 21st, 2005

(1)              RED MILE ENTERTAINMENT, INC

(2)              IR GURUS INTERACTIVE PTY LTD

SOFTWARE DEVELOPMENT AND LICENSING

AGREEMENT

For

HEROES OF THE PACIFIC on the PSP

THIS AGREEMENT is made on December 21, 2005

BETWEEN:

(1)	Red Mile Entertainment, Inc., a Florida Corporation (“the Publisher”) whose principal address is 4000 Bridgeway, Suite 101, Sausalito., CA 94965; and
(2)	IG Gurus Interactive Pty Ltd, an Australian corporation whose principal address is Level 1, 96 Pelham Street, Carlton, Victoria 3053, Australia (the “Developer” or “Licensor”)

(A)	The Developer has a software development engine capable of creating the Product.
(B)	Publisher seeks to engage the Developer’s services to develop the Product.
(C)	The Developer has agreed to exclusively license certain rights to the Product on the terms and conditions of this Agreement.

AGREEMENT

1.	DEFINITIONS
1.1	In this Agreement:

“Acceptance Date” in relation to any Gold Master means the date on which it is accepted unconditionally under paragraph 4.5;

“Affiliate” means any corporate entity that controls, is controlled by or is under the common control of a party to this Agreement;

“Alpha Version” means the Version of the Product that is written by or for the Developer that is a playable version of the Product containing substantially all features of the Product, as specified in the Specification with all software modules integrated and working together in a usable and testable fashion. The Alpha Version is expected to undergo further test and revision for levels, design tuning and elimination of possible Product Errors. Some assets may be placeholders for purposes of this Version and this Version may not include software theft protection, and title and legal screens. It also includes a draft of the User Manual and any Supporting Documentation reasonably requested by the Publisher to allow complete feature and functionality testing.

“Beta Version” means the Version of the Product that is written by or for the Developer that is a complete running software Product containing ALL FEATURES of the Product and final-quality game assets, as specified in the Specification plus the incorporation of improvements, corrections and any other errors identified through testing of the Alpha Version of the Product. The Beta Version is a Version which is ready for Publisher to do its quality assurance testing and Developer is ready to fix Errors which may be found by Publisher during its “QA” testing and will include all Original Language assets and be Multi Byte Language compatible. It also includes such information and user instructions that the Publisher reasonably and requires to finish producing a User Manual in the Original Language;

“Conversion” means the preparation of a Product which involves the adaptation or conversion of a Version into a new Version for use on a Machine other than the Initial Machine;

“Co-Publisher” means a licensee with whom Publisher shares to a substantial degree the costs of publishing the Product in a part of the Territory, as opposed to a licensee who bears all of those costs alone and “co-publishing” shall be interpreted accordingly;

“Delivery Date” means the relevant Milestone Date specified for delivery of the Gold Master of each Version;

“Developer Trademark(s)” means Developer’s trademark or trade name or art work used in conjunction therewith to identify Developer’s software development business and/or the trademarks and/or trade names and/or artwork used in conjunction therewith;

“End User” means anyone who is the ultimate user of any Product;

“Error” means any known material defect relevant to an End User in a Product including:

(a)	any failure to run the test procedure set out in the Specification;
(b)	any inability to perform repeatedly without interruption, loss of data or erroneously or improperly formatted output;
(c)	any misspelled incorrect text;
(d)	any non-compliance of any Product with any part of the Specification;

“Gold Master” means:

(a)

a non-copy protected and non-encrypted final gold master of a Product for use on an Initial Machine in such physical medium which (i) is sufficiently complete and correct to be released into the final manufacturing process in preparation for commercial release and shipment, in its Original Language and Translations in executable form; and (ii) is accepted for manufacturing and distribution by any applicable third-party licensor whose approval is contractually required prior to manufacturing and distribution of the Version for that Initial Machine. The Gold Master shall be the Beta Version with incorporation of any final improvements and correction of any Product Errors found in the testing of any and all elements of the Beta Version;

(b)	a copy protected final Gold Master of the Version referred to in (a) in its Original Language and related Translations recorded in executable form; and

(c)	in the case of (a) and (b), any necessary supporting software and data including all graphics and sound files

“Hardware Manufacturers” means Sony Computer Entertainment.

“Initial Machine” means the Sony PlayStation Portable (Sony PSP) for which the Product will be developed by the Developer under this Agreement;

“Intellectual Property Rights” means, without limitation, all present and future rights of copyright, patent, registered designs, design rights, trademarks and trade names, neighboring rights or rights analogous to any of the above under any jurisdiction, in each case registered or unregistered and existing now or in the future, including reversions and renewals of such rights and rights to make applications for registration of any such rights and Intellectual Property Rights shall include in particular all rights in any jurisdiction to copy, adapt, translate, broadcast, transmit, publish, perform, reproduce in any medium and otherwise exploit the work or materials concerned;

“Machine” means an object or system of any description, now known or coming into existence in the future, with which a Product may be viewed, played or otherwise used;

“Milestone” means each stage of development of the Product set out alongside a Milestone Date in Schedule 1;

“Milestone Date” means each of the dates for achieving a Milestone in Schedule 1;

“Milestone Payment Schedule” means the schedule detailing the relevant fee charged by the Developer for the completion of each Milestone as detailed in Schedule 1.

“Multi Byte Character” means a character or single text letter whose character code consists of two or more bytes under a certain character-encoding scheme.

“Multi Byte Languages” means software code that supports Multi Byte Character represented text and characters for one dialect of an Asian language to be determined by the parties in connection with the preparation of Translations (as defined below).

“Original Language” means American English.

“Product” means a Sony PlayStation Portable (“PSP”) version of the PlayStation 2 game “Heroes of the Pacific” as more particularly defined in the attached Design Document (Exhibit A) to be produced by the Developer under this Agreement in respect of the Initial Machines and comprising each stage as existing from time to time:

(a)	the Product plots, themes, story lines, characters and sequences;
(b)	all revised, amended and rejected prototypes and materials prepared in connection with the development of the Product;

(c)	all Object Code, graphics, sound effects and music and implementing copy protection routines in each of the Versions;

“Product Names” means all names of characters, scenes, themes, products, sets, processes or other aspects of the Product and all designs of characters, backgrounds and other visual features appearing in the Product;

“Project Manager(s)” means the person at Developer responsible for the project management of Product and identified in Schedule 2;

“Publisher’s Producer” means the person at Publisher responsible for the project management of Product and identified in Schedule 2;

“Quarter End” means 31 March, 30 June, 30 September and 31 December each year during the Term;

“Source Code” means all software code and listings (excluding the Developer’s Tools and Technology) generated by the Developer in human readable form in order to create any Version of the Product, together with accompanying sound code, Product notes, flow charts, diagrams, written script of text, audio track and other documentation relating to such code;

“Specification” means the specification for each Version of the Product current from time to time comprising a detailed specification of all game features, mechanics, game structure and technical specifications of the Product;

“Supporting Documentation” means documentation in English containing full and clear information enabling the Publisher and its licensees to support and maintain all aspects of the Product;

“Term” will mean beginning on the date shown on page one of this Agreement and ending ten years hence unless extended under the terms of “Renewal”. At the end of the Term, Publisher shall cease manufacturing any additional units of the Product. Publisher may continue to sell units in inventory for an additional three months (“Sell-off Period”) beyond the term. Profits for sales of Products during the Sell-off Period shall be paid and remitted in accordance with paragraph 10

“Territory” means the universe;

“Translation” means a copy of a Version in which text and/or text related graphics and/or dialogue have been translated into French, German, Italian, Spanish, Dutch and one dialect of an Asian language in accordance with paragraph 9 hereof;

“Unit” means a copy of a Version embodied in a medium or format (whether tangible, electronic or otherwise) which is customarily made commercially available to the public;

“User Manual” means a manual containing instructions for End Users clearly expressed and enabling them to operate the Product fully, in a style suitable for the intended age range of End Users;

“Version” means a form of the Product produced by the Developer under this Agreement designed to be compatible with a particular Initial Machine and (where relevant) a particular screen format PAL/NTSC including all prototypes and all Master Copies of that Version, and when used in connection with the name of a Machine shall mean a form of the Product readable and executable on that Machine;

“Virus Free” means that at the time of delivery, the Product shall not contain any known computer Product (detectable by the McAfee anti-virus software current at that time) which copies itself to other storage machines including magnetic tape cassette, memory chip, electronic cartridge, optical disk and magnetic disk and which destroys data, causes damage or creates a nuisance or annoyance to the End User.

“Working Day” means Monday to Friday except for all public holidays observed in the United States or Australia;

1.2

As the context permits, references to people include any legal entity, and partnerships or unincorporated associations, references to the singular include the plural and vice versa, and references to any gender include each other gender.

1.3	“Include” or “including” are used without limitation.
1.4	Headings and titles are used for reference only and do not affect the interpretation of the Agreement.
1.5	Any reference to any paragraph or schedule is a reference to a paragraph or schedule in this Agreement.
2.	INTELLECTUAL PROPERTY RIGHTS
2.1

License. Publisher acknowledges that Developer owns the intellectual property rights to the name “Heroes of the Pacific” and to an existing game by that name (“Existing Heroes of the Pacific”). Publisher agrees to use such name for the Product in North America, Europe and Asia. In versions where Publisher uses the name “Heroes of the Pacific” as the title of the Product, the Product and the Gold Master shall be the sole and exclusive property of Developer. Publisher’s sole rights shall be those granted elsewhere in this Agreement.

2.1.1

Other versions of the Product. Developer, as controller of the underlying software code for “Heroes of the Pacific”, shall decide whether or not to create other video game versions of the Product. Publisher shall have the right of first refusal on reasonable commercial terms to publish any other version of the Product. Under this Agreement other versions include all video game formats know known, including PS2, Xbox, PSP and DS, and their successors (i.e., PS3 is a successor to PS2) and the P.C. The parties agree to negotiate in good faith the terms under which Publisher would publish such products. If the parties are unable to negotiate an agreement within 30 days of Developer noticing Publisher of its desire to create other versions, Developer shall be free to negotiate with other publishers. Prior to completing an agreement with another Publisher, Developer shall offer the Product to Publisher on the same terms and conditions as agreed to with the other publisher. Publisher shall have ten (10) days to elect to match the offer or lose its rights to the other version(s).

2.1.2

Sequels of the Product. Publisher shall have the first right of negotiation for the next sequel to the Product If the parties are unable to negotiate an agreement within 30 days of Developer noticing Publisher of its desire to create a sequel, Developer shall be free to negotiate with other publishers. Prior to completing an agreement with another Publisher, Developer shall offer the Product to Publisher on the same terms and conditions as agreed to with the other publisher. Publisher shall have ten (10) days to elect to match the offer or lose its rights to the sequel and all future sequels. (For sake of clarity, Publisher has this right for the first sequel. If Publisher and Developer agree to terms for the first sequel, Publisher will have such rights for the second sequel, and so on. Once Publisher has lost the right to a particular sequel, it has lost the right to all future sequels.)

2.1.3

Agreement not to Compete. So long as the Product is being actively sold by Publisher, Developer shall not create, for its own benefit or for another Publisher any product based on Existing Heroes of the Pacific.

2.2	Developer’s Intellectual Property Rights.
(a)

Notwithstanding anything else contained herein, Developer will retain exclusive ownership and control of all of the Intellectual Property Rights in or relating to the Product. Developer hereby grants to Publisher a royalty-bearing, worldwide, exclusive license to: (i) sell copies of the Product in the format delivered to Publisher by Developer only (excluding without limitation the right to modify the Product or exploit it in source code format or in connection with any other product); and (ii) sublicense such rights to sublicensees.

(b)

For the avoidance of doubt Publisher shall not (and shall not authorize any third party to) (i) decompile, disassemble or otherwise reverse engineer the source code or underlying algorithms of the Product, regardless of name. This paragraph 2.2(b) shall not apply to software code delivered by Developer to Publisher in accordance with paragraph 9 provided that Publisher shall not use any such code for any purpose other than in order to create Translations.

3.	DEVELOPMENT
3.1

The Developer shall develop the Product for the Initial Machines and in the Original Language(s) in accordance with the Specification. Developer will provide or obtain at its sole cost and expense all necessary programming (including, without limitation, the application of technical knowledge, expertise and the services of personnel) and other production materials required to develop the Product, including licenses such as GameSpy. In addition, Publisher will loan Developer five PSP Development Stations and five PC workstations. Such equipment will be returned upon completion of the Product.

3.2

The Developer shall achieve each of the Milestones by the relevant Milestone Date (Publisher to provide reasonable assistance to Developer in respect of meeting the relevant Milestone). On achieving each Milestone, the Developer shall, if requested to do so by the Publisher, deliver to the Publisher all materials relevant to the particular Milestone including in particular copies of the User Manual and Support Documentation with each Alpha and Beta Version. In addition, Publisher may request Developer deposit Source Code with a mutually agreed upon Escrow Agent in Australia. Publisher shall pay all fees of Escrow Agent. Under the terms of such escrow arrangement, Publisher may request release of the source code from escrow, only if Developer fails to perform such translations or refuses to create them and fails to cure such default as required by paragraph 9.2, below.

3.3	The Developer shall keep the Publisher promptly and regularly informed of all developments, problems, new concepts and ideas in relation to the Product.
3.4

The Developer shall appoint a Project Manager who shall liaise with the Publisher during development of the Product. In addition, Developer must identify the key team members on Schedule 2. The original key team members and any subsequent changes to the key team members are subject to approval by Publisher.

3.5

The Developer shall be responsible for initial testing on each Version prior to delivery in accordance with customary testing procedures. The Developer shall prior to delivery correct Errors discovered as a result of that testing, and also (in accordance with the procedure set out in this paragraph) any Errors notified to the Developer by the Publisher following the Publisher’s testing of any Alpha or Beta Versions, or other Product materials supplied before delivery of the Alpha Version, Beta Version and the Gold Master.

3.6

Publisher shall be responsible for submitting the Gold Master candidate to the Hardware Manufacturers for approval within five (5) days of receiving the Gold Master approval from the Developer. Developer and Publisher shall work together in good faith to obtain approval of the Gold Master candidate from the Hardware Manufacturers. Should the Gold Master candidate be rejected by either Hardware Manufacturer and such rejection is not due to the acts or omissions of Publisher, and the Developer and Publisher together are unable to correct such deficiencies and obtain approval of the Gold Master by Hardware Manufacturer, Publisher or Developer may terminate this Agreement in accordance with paragraph 16.2.

3.7	Developer shall deliver, at its own cost, the Marketing Deliverables included on Schedule 5. Such Marketing Deliverables are material deliverables for meeting the Milestone commitments.

4.	DELIVERY AND ACCEPTANCE
4.1

Developer shall submit to Publisher a Version of the Product at each Milestone for approval. Publisher shall (acting reasonably) review the submission for compliance with the relevant parts of the Specification at that Milestone and for Publisher’s continued awareness as to the Product status.

4.2

As soon as reasonably practicable, but in any event within 10 (ten) business days following receipt of a Version of the Product at each Milestone, Publisher’s Producer shall notify the Developer in writing that:

4.2.1	it accepts and approves that Version unconditionally; or
4.2.2	it accepts and approves that Version conditionally on correction of the Errors specified; or
4.2.3	it does not accept or approve that Version

and shall at the same time notify the Developer of the Errors that it is aware of which are contained in that Version which it has not accepted and approved unconditionally. Publisher shall accept and approve unconditionally each Version unless there is an Error in that Version.

4.3	If the Publisher has not have given the Developer such notice under paragraph 4.2 within the said 10 (ten) business days, that Version shall be deemed accepted.
4.4

As soon as reasonably practicable, but in any event no later than 10 Calendar Days (or such other period as the parties may agree) after receiving notice of non-acceptance pursuant to paragraph 4.2, the Developer shall correct the specified Errors at its sole expense and deliver to the Publisher the corrected Version of the Product. Paragraphs 4.2, 4.3 and this paragraph 4.4 shall then apply again in respect of that corrected Version.

4.5

The Developer shall deliver to the Publisher the Gold Master of each Version by the relevant Delivery Date. For the avoidance of doubt, Developer shall deliver a Gold Master for the Original Language Version of the Product and a multi-language Version for all agreed Translations as required by the Hardware Manufacturers and Publisher, i.e., a US Gold Master for SCEA and one (1) multi-language Gold Master each for SCEE and for SCEI, respectively. The parties acknowledge that in the case of PSP, the Hardware Manufacturer shall have the final right to accept or reject such Master. In the case of rejection, Developer shall respond as if such rejection was made by Publisher and shall respond to such rejection in accordance with this paragraph 4.

5.	CHANGE CONTROL
5.1

A party may at any time by notice in writing to the other party suggest or request a change to the attached Design Document, where the proposed changes will have the effect of varying the Product. Such notice must clearly detail the nature of the proposed change (‘Change Request’).

5.2

Within 5 business days (or any longer period as the parties may reasonably agree) of receiving a Change Request from, Developer must prepare and submit to Publisher a proposal (‘Change Request Quote’) containing at least:

5.2.1	the time within which the Change Request can be implemented.
5.2.2	an analysis of the impact or likely impact of the Change Request and its implementation on:
(a)	the Design Document (including the project plan); and
(b)	the performance or other technical aspect of this Agreement.
5.2.3	the skill type and the days effort the Developer proposes to use to implement the Change Request.
5.2.4	the cost of implementing the Change Request.
5.3

If the proposed Change Request can be reasonably accommodated within the specified existing level of resources, not including overtime work, then being used by the Developer in performing its obligations under this Agreement and without degradation of Developer’s compliance with all applicable performance requirements, the cost of implementing the Change Request is covered by the charges already payable under this Agreement If implementation of the proposed Change Request will reduce Developer’s cost to fully perform its obligations under this Agreement, the Developer must review the charges payable so as to reflect any projected cost savings.

5.4	The cost quoted by the Developer to implement the Change Request must reflect no more than the same level of profit as the charges payable for this Agreement.
5.5

If Publisher cannot agree with the Developer about any Change Request and that dispute cannot be resolved within 14 business days, either party may refer the dispute for resolution by an independent expert who is required to determine an equitable adjustment to the price to reflect the proposed change in the scope of work. In making a determination under this clause, the independent expert is acting as an expert, and is not acting as an arbitrator. The parties must share equally the costs of the independent expert.

5.6	A Change Request Quote is not accepted unless Publisher accepts it in writing and signed by its representative.

5.7	If Publisher accepts a Change Request Quote:
5.7.1	this Agreement is amended to the extent necessary to incorporate the terms (including costs), specifications and timing in the Change Request Quote.
5.7.2	the Developer must carry out, implement and complete the Change Request on the terms of the Change Request Quote.
6.	MEDIA FORMAT, COPY PROTECTION

The final media format of the Product must by determined by the Publisher prior to completion of “pre production” (as detailed in the attached design Document). Publisher will notify Developer on or before the completion of the Product’s beta milestone of the copy protection scheme to be used on the Product.

7.	QUALITY ASSURANCE (“QA”)

Publisher acknowledges that it will be responsible of the Product’s QA. In particular, Publisher will be primarily responsible for general QA activities, pre-submission, submission, compatibility and localization QA activities. Developer will be responsible for basic Product QA only (for example, the main function of Developer’s QA will be to act as an interface between the Publisher’s QA activities and the Product development team).

8.	LICENSE

Developer hereby grants to Publisher, and Publisher hereby accepts, the exclusive right to manufacture, distribute, sell and market the Product in the Territory through any and all channels of distribution known now or created in the future during the Term of this Agreement. Subject as provided in this Agreement, the publishing of the Product including manufacturing, pricing, distribution, marketing, packaging and artwork shall be the responsibility and the obligation of the Publisher. Publisher shall have the right, subject to approval of Developer, such approval not to be unreasonably withheld, to sublicense the rights licensed hereunder to third parties.

9.	TRANSLATION
9.1

At its own cost, Publisher shall be responsible for translating and integrating localized text and voice over material and generating a multi-language Gold Master(s) embodying the Translations. Unless otherwise agreed in writing between the parties and subject to the payment of Developer’s reasonable costs as detailed in Schedule 1, the Developer will provide the services to translate and integrate localized text and voice over materials and generate a multi-language Gold Master(s) embodying the Translation.

9.2

If the Developer fails to perform such translations or refuses to create them and fails to cure such default within thirty (30) days of receipt of notice from Publisher, Publisher may use a third party for the Translation, the Developer shall supply the Publisher with all Original Language text and/or text related graphics and/or dialogue featured in the relevant Version, to the extent not previously delivered. Publisher shall recover the reasonable cost of any such translations out of Profits earned.

9.3

If pursuant to this Section 9 the Publisher uses a third party to carry out the Translation, the Publisher will sign, and will ensure that its chosen third party signs, a confidentiality undertaking reasonably specified by the Developer which will include, without limitation, undertakings that the Source Code, and any other material, information, data or other things of the Developer will not be used by the persons signing for any purpose other than the development of the Translation and that all such things will be held securely at all times and returned to the Developer when work on the Translation is complete. Developer shall deliver to Publisher any additional work (including part of the Developer’s Tools and Technology) which is necessary to the Publisher in order to complete a Translation.

10.	PROFIT SHARING
10.1	The Publisher shall pay the Developer the following share of profits as follows:
10.1.1

The Publisher shall retain one hundred percent (100%) of all cash received from any sources until the Publisher has recovered all of Publisher’s reasonable out of pocket costs, including payments made to Developer related to the Product, plus xxxxxx. Publisher will provide Developer with a detailed accounting of all out of pocket expenses charged to the project.

	10.1.2	Once the Publisher has recovered the costs in 10.1.1, the Publisher shall retain xxxxxx percent (xxxxxx) of any remaining monies and pay to Developer xxxxxx percent (xxxxxx).
10.2

Within forty-five (45) days of the Quarter End following the date on which the Publisher first commercially releases a Version of the Product and of every subsequent Quarter End the Publisher shall provide the Developer with a written Profit Statement specifying in sufficient detail (i) amounts spent in satisfaction of the Marketing Guarantee (as defined below) in respect of that quarter; and (ii) the calculations of Cash Receipts and Expenses, and the Profit (if any) due to the Developer in respect of that quarter. Each Profit Statement shall be accompanied by a wire transfer for any monies due, save that if the Publisher is prevented by the law of any country from making payments outside that country it shall be entities to pay the relevant sums to the Developer in that country. All sums payable to Developer pursuant to this Agreement (including the Development Advances and Profits) shall be made in U.S. Dollars. At each Quarter End the Publisher may retain from Profits payable a reserve against returns or other credits in respect of Units sold by the Publisher hereunder in the manner set out in paragraph 10.2.1.

10.2.1

The Publisher will withhold a general reserve against rebates, deductions, price protection, discounts, allowances or refunds for returned, defective or discounted units, exchanges, credits and the like (the “General Reserve”) either:

10.2.1.1

where Publisher is responsible for the above described items, a reserve not to exceed Twenty percent (20%) of Gross Wholesale Sales (“Gross Wholesale Sales” is defined as gross amounts received by Publisher from the sale, distribution or ancillary exploitation attributable to the Product), or

10.2.1.2

where publisher is not responsible for the above described items, in a pro rata amount of any such reserve withheld by Publisher’s Co-Publishers or sub-licensees of the product. Such pro-rata amount shall be based on the applicable Royalty Rate in paragraph 10.1. (For example, should a Co-Publisher withhold from Publisher $1,000 in payments which would fall under paragraph 10.1.1 above, Publisher would withhold $350 from Developer in a reserve. When Co-Publisher releases Publisher’s reserve, Publisher will promptly release Developer’s reserve.)

	10.2.2	In either case under paragraph 10.2.1, such reserve shall be liquidated on a twelve month rolling basis.
10.3

Publisher will maintain accurate accounts, books and records that report the marketing, distribution and sales and other commercial exploitation of each Version of the Product which has been commercially released by the Publisher and any sub-licensing by the Publisher. Developer shall have the right to designate a certified public accountant (“the Auditor”) on Developer’s behalf to examine those accounts, books and records solely for the purpose of verifying the expenditures of the Marketing Guarantee and verifying the accuracy of the Royalty Statements under paragraph 10.2 and the Royalty payable under this Agreement. Developer’s Auditor may only make such examination during regular business hours and upon reasonable notice and in manner that is at the Publisher’s reasonable convenience and not disruptive to the Publisher’s business. Each examination will take place at the place the Publisher normally keeps the accounts, books and records to be examined, which is presently in Sausalito, California. Developer shall be limited to one such examination each 12 months while the Product is being commercially exploited and for 3 years thereafter. Publisher’s accounts, books and records relating to the Marketing Guarantee and to a particular Profitability Statement may be examined only within 36 months after the date the Statement was rendered. Developer shall not have the right to examine Publisher’s accounts, books or records relating to a particular Profitability Statement more than once. Prior to the commencement of any examination of the Publisher’s accounts, books and records under this Agreement,

Developer shall cause the Auditor to sign a letter and/or agreement which acknowledges the confidentiality of the Publisher’s accounts, books and records in the form set out in Schedule 3. The fees of the Auditor shall be at the sole expense of Developer unless such audit discovers previously undiscovered errors in favor of Publisher exceeding both 5% and $2,500 for the entire time period covered by that audit, in which case the Publisher shall reimburse actual and reasonable Auditor’s fees for that audit to Developer in addition to make good the amounts of such errors and pay interest on such unpaid sums at the statutory rate of interest under California law.

10.4

Each Profitability Statement shall be final and binding on Developer unless Developer has given Publisher written notice of objection stating the matters to which it disagrees within 3 years of the issue of the Profitability Statements, and (if the Publisher does not accept any of those objections), unless the Developer has issued and served legal proceedings within 2 years of the date of the Developer’s relevant notice of objection.

11.	DEVELOPMENT COST
11.1

Development Cost of the Product in accordance with this Agreement shall be the relevant amount set out in Schedule 1 payable to the Developer by the Publisher in accordance with the Milestone Payment Schedule detailed in Schedule 1.

11.2	Without prejudice to the provisions of paragraph 4 above, Publisher shall use reasonable endeavors to expedite its acceptance of deliverables in relation to a Milestone.
11.3

Developer may raise an invoice on the Publisher upon notice by the Publisher of its acceptance of each Milestone pursuant to Paragraph 4 and such invoice is due within ten (10) calendar days of this acceptance.

11.4

The Publisher shall have no obligation to make any payments to the Developer under this Agreement for anything save for the payment of the Development Cost referred to in this paragraph 11, Profits under paragraph 10 and payments (if relevant) under paragraph 9. Nevertheless, any other additional payments that the Publisher, in its discretion, makes to the Developer in relation to the Developer’s work under this Agreement for any reason shall be treated as a further Development Cost payment and fully recoupable from Profits payable under this Agreement, unless otherwise agreed in writing.

11.5

All Development Costs paid by Publisher to the Developer together with payments (if relevant) under paragraph 9 (except payment of Profits) shall be recoupable at the rate of 100% out of the cash received by Publisher for sale and license of the Product.

11.6	The parties agree that no finder’s fees are payable to any party under this transaction.

12.	INDEMNIFICATION.
12.1

Developer Indemnification. Subject to the provisions of paragraph 12.3 (Indemnification Procedures), Developer will indemnify, defend and hold harmless Publisher and its affiliates, officers, directors, employees and agents from and against any and all losses, liabilities, claims, obligations, costs and expenses (including, without limitation, reasonable attorneys’ fees) which arise in connection with any breach or alleged breach by Developer of any of its representations and warranties set forth in paragraph 14 (Warranties of Developer). Notwithstanding anything in this paragraph 12 to the contrary, in the event that, by reason of a claim by a third party of infringement based on the Product, Publisher is temporarily or permanently enjoined from distributing the Product developed under this Agreement, then, if Developer is unable, within sixty (60) days from the signing of the order of injunction, to provide Publisher with a non-infringing Product, Publisher shall have the right to obtain a license from the third party to continue with the marketing, distribution and sale of the Product(s) and Developer shall reimburse Publisher for any reasonable license/settlement fee and related reasonable legal expenses paid by Publisher to the third party, unless Developer ultimately prevails in the litigation; if Publisher elects this remedy and obtains such a license, such remedy shall be Publisher’s sole and exclusive remedy in connection with such claim.

12.2

Publisher Indemnification. Subject to the provisions of paragraph 12.3 (Indemnification Procedures), Publisher agrees to defend, indemnify and hold harmless Developer and its affiliates, officers, directors, employees and agents from and against any and all losses, liabilities, claims, obligations, costs and expenses (including, without limitation, reasonable attorneys’ fees) which arise in connection with the breach or an alleged breach by Publisher of any of its warranties set forth in paragraph 15 (Warranties of Publisher).

12.3

Indemnification Procedures. If a third party asserts any claim or allegation which, if proven, would trigger the indemnification obligations set forth in paragraphs 12.1 and 12.2, the indemnifying party shall be notified promptly of such claim by the indemnified party and given control of the defense and/or settlement thereof. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this paragraph 12 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all such liability on claims that are the subject matter of such proceeding. Moreover Developer shall not, in the absence of the consent of Publisher (which shall not be unreasonably withheld or delayed), effect any settlement of any pending, threatened or actual proceeding or claim which has the effect of compromising in any way the rights, interests and licenses in the Product or the license granted to Publisher hereunder. The foregoing provisions of this paragraph 12 state the entirety of the parties’ obligations with respect to any claim by any third party.

12.4

Developer shall procure and maintain for itself and its employees and contractors all insurance coverage required by Australian law. Developer also agrees to maintain general liability and errors and omissions insurance, in the amount of at least AU$1,000,000. Upon request, Developer shall furnish Publisher with an up-to-date certificate of insurance evidencing such coverage.

13.	MARKETING
13.1

The parties will work together to determine the optimal time and manner of announcing the Product and having the website “go live”. Developer will own, operate and maintain the “official” website for the “Heroes of the Pacific” Product and Publisher and Developer shall cooperate with each other on providing content for such website.

13.2

Publisher shall, subject to the terms of this Agreement and consistent with its own policies, practices and procedures, use commercially reasonable efforts to promote and exploit the Product throughout the Territory within a reasonable period following the hardware manufacture’s approval.

13.3

Publisher shall furnish Developer without charge thirty (30) samples of each English language Version of the Product distributed hereunder, such samples not to be resold by Developer. Developer shall have the right to purchase additional units of the Product at Publisher’s cost therefore, such copies not to be resold or used for any advertising or promotional activities (except with Publisher’s prior written consent).

13.4

Publisher shall present all marketing materials to Developer for review and approval, not to be unreasonably withheld. Developer shall have ten (10) days to approve or reject such materials. In the case where Developer does not respond within ten (10) days, the marketing materials are deemed approved.

13.5

Publisher shall be responsible for setting the initial suggested retail price (SRP) and any subsequent changes to said SRP. Such pricing shall represent Publishers best efforts to properly price the Product taking into account, the perceived quality or the Product, the market and pricing of any competitive products. In the event that Publisher deems it necessary to change the SRP, Publisher shall inform Developer of such change and the reasons for such change.

14.	WARRANTIES OF DEVELOPER
14.1	The Developer represents and warrants that:

(a)

it will at all material times own or control all Intellectual Property Rights to the Product, free from any third party right or interest which would impair the rights of the Publisher under this Agreement;

(b)	it has and will at all material times have full power and authority to enter into and perform this Agreement and to grant the rights expressed to be granted by it;
(c)	nothing contained in the Product will infringe a third party’s Intellectual Property Rights, of a right of privacy or name or image or likeness, or become liable under unfair competition law;
(d)	nothing contained in the Product will be obscene or libelous or otherwise in breach of any relevant laws or regulations of any territory which relates to health and safety;
(e)

each Gold Master will be Virus Free on its Acceptance Date and each Gold Master shall not contain any software routine designed to disable a computer Product automatically with the passage of time or by the intervention of a third party other than a licensee of the Gold Master or Publisher;

(f)	the Product will be an original work created by the Developer;
(g)	the execution of this Agreement will not put the Developer in breach of any other agreement including an exclusive term agreement;
(h)	the Developer has received no notice of any claim pending or threatened against Developer based on infringement of the rights set forth in this Agreement;
(i)

the Developer has not sold, assigned, leased, licensed or in any other way disposed of or encumbered the rights granted to Publisher hereunder in such a way as to materially affect the rights granted to Publisher hereunder, and Developer will not sell, assign, lease, license or in any other way dispose of or encumber any of such rights in such a manner as to encumber the rights granted to Publisher hereunder;

(j)

Developer will not use Publisher’s name or logos or the names of any of Publisher’s products for any purpose, including, but not limited to, advertising or promotional purposes, except as provided in this Agreement or with the prior written consent of Publisher.

15.	WARRANTIES OF PUBLISHER
15.1	The Publisher warrants and represents:
(a)	it has and will at all material times have full power and authority to enter into and perform this Agreement and to grant the rights granted;

	(b)	nothing contained in this Agreement or in the performance of this Agreement will place Publisher in breach of any other contract or obligation.
(c)

Publisher does not know or have reason to know that anything Publisher provides that is or will be contained in the Product does or will violate or infringe any Intellectual Property Rights, whether statutory or common law of any third party in any jurisdiction, or contain any libelous or otherwise unlawful material;

	(d)	Publisher has received no notice of any claim pending or threatened against Publisher based on infringement of the rights set forth in this Agreement; and
	(e)	Publisher warrants that it has the financial ability to enter into and perform all its obligations under this Agreement.
15.2

Disclaimer. EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES HEREBY DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

16.	TERMINATION
16.1

Either party shall be entitled, without prejudice to its other rights, to terminate the Agreement with immediate effect by giving written notice to the other party if the other party is in breach of any of its material obligations under this Agreement and, if the breach is capable of remedy, it has continued unremedied for a period of thirty (30) calendar days after the other party has been given written notice specifying the breach and the steps required to remedy it. Failure to pay any monies due under this Agreement is a material breach and subject to cure under this paragraph 16.1.

16.2

If Sony Computer Entertainment of America rejects the concept submittal or the Gold Master candidates for any reason, except due to Publisher’s act or omission, Publisher may cancel this agreement for the non-approved product.

16.3

Either party shall be entitled, without prejudice to its other rights, to terminate the Agreement with immediate effect by giving written notice to the other party if the other party shall have a receiver or an administrative receiver or an administrator or liquidator appointed over it (except a liquidator appointed for the purpose of amalgamation or reconstruction) or shall pass a resolution for winding up or shall enter into any voluntary agreement with its creditors or shall become bankrupt or file for voluntary bankruptcy or anything analogous to any of the above under the law of any jurisdiction occurs in relation to such party.

16.4	If at any time, Developer is more than thirty days late delivering a Milestone, and such event is not due to the acts or omissions of Publisher, Publisher may Terminate this Agreement. In such case, as Publisher’s sole remedy, unless Developer is willfully not delivering a Milestone, shall be termination.

16.5

Subject to clauses 16.1 and 16.3 and notwithstanding any other provision contained in this Agreement, Developer cannot terminate this Agreement prior to US third party hardware manufacturer final approval (ready for release to manufacturing).

17.	CONSEQUENCES OF TERMINATION
17.1

Any termination of the Agreement shall not affect any accrued rights or liabilities of either party, nor any other rights of the terminating party in relation to the matter giving rise to the termination, nor shall it affect the coming into force or the continuance in force of any provisions of this Agreement which are expressly intended to come into or to continue in force on or after such termination. Termination of this Agreement by the Publisher under paragraph 16 shall not affect any Version whose Acceptance Date has already occurred, and this Agreement shall continue to apply in all respects to any such Version.

17.2

In the event that this Agreement is terminated in accordance with Paragraph 16.2 or 16.4, Publisher will pay Developer any expenses incurred (but not damages for loss of profit) which are substantiated and are properly incurred by the Developer up to the date of termination to the extent that those liabilities or expenses cannot be mitigated, provided that such expenses do not exceed the total fees payable to the Developer under this Agreement.

18.	CREDITS AND ARTWORK
18.1

Publisher acknowledges that Developer’s Name and logo shall appear on a splash screen during the “boot-up” sequence of the Product, subject to approval of the Hardware Manufacturers. Subject to such approvals, whenever Publisher’s name and/or logo appears, Developer’s name and/or logo shall appear on the Product packaging, User Manuals, demo discs and self-playing demos, screenshots, and full-page print advertising, in approximately the same size of Publishers logo on the Product and in the credits of all Versions of the Product. In addition Developer may designate a reasonable number of persons to receive individual text credits in the Product whose names and capacities Developer shall submit to Publisher prior to final delivery of the Product. On Publisher’s request, Developer shall promptly supply Publisher with any transparencies that might be required by it for the purposes of this paragraph. Publisher’s obligations under this paragraph are subject to the final approval of the applicable Hardware Manufacturer. An inadvertent failure by Publisher to include Developer’s name or logo shall not be a material breach of this Agreement, provided that Publisher shall cure any such failure on a prospective basis once Publisher has been notified of same.

18.2	Developer shall supply Publisher on reasonable request (so as not to interfere with Developer’s efforts to complete and deliver the Product as contemplated hereunder)

with any relevant materials it may have that may be useful to Publisher for artwork, packaging, merchandising, marketing and advertising including play through videos, demo discs, screenshots and graphics of characters.

18.3

Publisher shall cause copyright, patent and trademark notices to appear on each unit of the Product (other than on screen notices, the production and placement of which shall be Developer’s responsibility) and on the back of the Product packaging and User Manual and advertising materials as may be designated and approved by Developer.

19.	SUPPORT
19.1

The Developer shall at its sole expense correct any Errors in any Gold Master which become apparent after that Gold Master has been accepted by the Publisher and which the Publisher notifies to the Developer, and shall carry out any other alterations to the Gold Master which the Publisher notifies the Developer are needed for any of the following reasons: to obtain the rating from the applicable rating board (such as ESRB in the U.S.) as specified in the Specification; to obtain the approval of Hardware Manufacturers; or to ensure that the Product conforms with the Specification. The Developer shall start correction of Errors and making of alterations within 5 days of receiving the Publisher’s notice and shall rectify all Errors and make all alterations set out in the notice as soon as reasonably practicable thereafter. Developer’s obligations under this paragraph 19.1 in respect of each Version shall terminate twelve (12) months after the initial commercial release of the Product pursuant to this Agreement.

19.1.1

The parties shall work together so that the Product does not violate the guidelines for ratings issued by ESRB in the United States and ELSPA in the UK or censorship ratings in other countries in the Territory. In any case where the Product does not meet the guidelines, Developer shall be responsible at its own cost to promptly correct the Product.

19.2

From the date that the Publisher accepts any Gold Master, the Developer will provide technical support to the Publisher only (not to End Users under any circumstances) in respect of that Gold Master without further charge. This support will continue for a period of 7 calendar months from the date of first commercial release by Publisher and will be by means of e-mail and telephone on Working Days and during regular business hours, Melbourne Time. Developer will use reasonable endeavors to provide a service out of hours and on non-Working Days in the event of exigent circumstances. The support will be provided by a person with reasonable technical knowledge of the Product. Any questions that cannot be dealt with immediately will be responded to with reasonable promptness. Failure by Developer to provide such support shall not be a material breach of this Agreement.

20.	NOTICES

Any notice required or permitted by this Agreement shall be in writing and shall be given by fax (if confirmed by delivery of the hard copy as provided herein), courier or other personal delivery or by registered or certified mail at the appropriate address below or at a substitute address designated by notice by the party concerned:

IR Gurus Interactive Level 1, 96-106 Pelham Street, Carlton, Victoria 3053, Australia Attn: Mike Fegan	Red Mile Entertainment. 4000 Bridgeway Suite 101 Sausalito, CA 94965 Attention: CFO
Phone: 011 613 9347 5044 Fax: 011 613 9347 5233	Phone: 1 (415) 339-4245 Fax: 1 (415) 339-4249

Notices shall be deemed given when faxed (if confirmed by delivery of the hard copy as provided herein), delivered by a courier or, in the case of mail, upon receipt, with written notification of said receipt.

21.	CONFIDENTIALITY
21.1

Each party to this Agreement acknowledges that it will have access to proprietary or confidential information of the other party including, but not limited to, the terms of this Agreement, the documentation and materials produced in accordance with this Agreement, marketing information, manufacturing information, customer or client information and development techniques and know-how (“the Confidential Information”). During the Term of this Agreement, each party will regard and preserve as strictly confidential the Confidential Information and will not use the Confidential Information or disclose the Confidential Information to a third party other than is strictly necessary in order to fulfill an obligation under this Agreement.

21.2	The obligations of confidentiality and non-use specified in paragraph 21.1 will not apply to any Confidential Information of one party which:
21.2.1

was known by the other party prior to the date of this Agreement and not obtained or derived, directly or indirectly, from such party or its Affiliates or if so obtained or derived, was lawfully obtained or derived and is not held subject to any confidentiality or non-use obligations;

21.2.2

is or becomes public or available to the general public otherwise than through any act or default of the other party or any breach of a confidentiality obligation to the disclosing party by a third party;

21.2.3

is obtained or derived prior or subsequent to the date of this Agreement from a third party which, to the best knowledge of the party acquiring such information, is lawfully in possession of such information and does not hold such information subject to any confidentiality or non-use obligations;

	21.2.4	is independently developed by such party without use of the other party’s confidential information; or
	21.2.5	is required to be disclosed by one of the parties pursuant to an applicable law or under a government or court order provided that:
(a) the obligations of confidentiality and non-use will continue to the fullest extend not in conflict with such law or order; and
(b)

if and when a party is required to disclose such Confidential Information pursuant to any such law or order, such party will give notice to the other party to allow such party to make efforts to obtain a protective order or take such other actions as will prevent or limit, to the fullest extent possible, public access to, or disclosure of, such Confidential Information.

21.3

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of either party’s obligations under this paragraph 21 by the other party, or any employees, consultants or other persons under the other party’s supervision and that the disclosing party shall be entitled to specific performance, including, without limitation, injunctive relief, as a remedy for any such breach. The parties agree that the damaging party shall reimburse the costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by the damaged party in connection with the enforcement of this Agreement.

21.4

In the event of any termination or expiration of this Agreement, each party shall promptly return to the other party all Confidential Information of such other party in tangible form, the receiving party shall certify in a writing signed by an authorized officer or representative that the foregoing have been shredded and disposed of in a secure manner.

22.	GENERAL
22.1

No addition to or modification of any provision of this Agreement shall be binding upon the parties unless made by written instrument signed by a duly authorized representative of each of the parties. Each party confirms it is not relying on any representation or commitment by the other in entering into this Agreement except as set out in this Agreement. This paragraph 22.1 shall not apply to any deliberate misrepresentations made before this Agreement was made.

22.2

Developer may not assign this Agreement, nor delegate or subcontract any of its obligations hereunder, to any third party without the prior written consent of Publisher, which consent will not be unreasonably withheld; provided, however that Developer may assign its right to receive payments of the Development Advance and/or Profits hereunder without the consent of Publisher. Publisher may assign this Agreement to a purchaser of the business of Publisher or substantially all the assets of the business without the consent of Developer, but save as aforesaid Publisher may not assign this Agreement, nor delegate or subcontract any of its obligations hereunder, to any third party without the prior written consent of Developer, which consent will not be unreasonably withheld. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties, and their respective successors and permitted assigns.

22.3

Neither party is the legal representative, agent, joint venturer, partner, or employee of the other party for any purpose whatsoever. Neither party has any right or authority to assume or create any obligations of any kind or to make any representation or warranty on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever.

22.4

No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power or remedy. No waiver or modification of any provision of this Agreement shall be effective unless in writing and signed by both parties. Any waiver by either party of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver operate as or be construed as a waiver of such provision respecting any future event or circumstance.

22.5

If any provision or wording of this Agreement is held by a judicial authority having jurisdiction over the matter to be unlawful or unenforceable for any purpose, it shall be deemed excluded for that purpose and the rest of this Agreement shall remain in full force and effect. The parties will negotiate in good faith a valid and enforceable provision to replace the excluded provision as closely as reasonably possible.

22.6

FORCE MAJUERE. In the event that either party is prevented from fulfilling its material obligations hereunder or said obligations are materially interfered with by reason of events of war, fire, flood, earthquake, explosion or other natural disaster, industrial action or any other reason beyond the reasonable control of that party, such obligation shall be delayed until it can be performed. The party claiming excusable delay must promptly notify the other party of such delay. If the delay continues for more than 45 days the other party may terminate this Agreement by giving 45 days prior written notice to the delaying party provided that the Agreement will not terminate if the party claiming excusable delay substantially performs the material obligation which has been delayed within such 45 day notice period from the other party.

22.7

EXCEPT FOR THE OBLIGATIONS IN PARAGRAPH 12, NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR SPECIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), AND IRRESPECTIVE OF

WHETHER IT HAS ADVISED OR HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

22.8

Each party’s services and rights herein granted are special, unique, extraordinary and intellectual in character and value such that the loss thereof could not be reasonably compensable in damages in an action at law. Accordingly, the other party shall be entitled to seek equitable relief by way of injunction or otherwise to prevent the breach or continued breach thereof. Should Publisher’s Co-Publisher in a particular country or region breach the Agreement, Developer may only seek injunction in the country or region where such breach occurred.

22.9

If any dispute arises in connection with this Agreement, either party may convene an extraordinary meeting on their respective Developer’s Project Manager and Publisher’s Producer by serving not less than 3 Working Days notice on the other. At such meeting the representatives shall negotiate in good faith, and in a timely manner, in an effort to resolve the dispute. If the Developer’s Project Manager and Publisher’s Producer cannot resolve the dispute, then either party may refer the dispute to the respective chief executive officers of the parties by serving notice on the other party. The chief executive officers shall negotiate in good faith, and in a timely manner, in an effort to resolve the dispute. Nothing in this paragraph shall limit the ability of either party to seek legal redress in respect of the dispute in a court of law.

22.10

Developer may change their Project Manager and Publisher may change the Publisher’s Producer at any time by giving the other party 5 Working Days’ notice of the change and such notice shall stipulate the new Developer’s Project Manager or Publisher’s Producer’s name, address, telephone number and any other relevant contact details. Publisher shall have right to approve the Developer’s project manager, shall approval not to be unreasonably withheld.

22.11

Until one year has passed from the initial release of the United States version of the Product, this Agreement and all questions arising hereunder shall be governed by and construed in accordance with the laws and decisions of the State of California without giving effect to the principles thereof relating to conflicts of law. After such period, the Agreement will be governed by and interpreted in accordance with the substantive laws of Australia. Subject to the above, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST EITHER PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA UNTIL THE TURNOVER DATE AND THEREAFTER IN ANY COURT OF COMPETENT JURISDICTION IN AUSTRALIA, AND BY EXECUTION AND DELIVERY OF AGREEMENT EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS LICENSED PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings against the other party in the courts of any other jurisdiction. The parties stipulate and agree that any judgment relating to this Agreement, which is entered in a court located within California, shall be binding throughout the world and may be sued upon, docketed, entered and/or enforced, without challenge or opposition on their part and without re-trial of any of the issues which give rise to such judgment in any state, county, province, commonwealth, or territory having jurisdiction over their respective persons or properties. The parties recognize that the above agreement to submit all controversies to forever-binding adjudication by a court located within San Francisco, California does not constitute a confession of judgment on anybody’s part, but is simply an agreement, similar to an arbitration agreement, to have particular controversies resolved, once and for all, by a specified tribunal. Notwithstanding the foregoing, all parties agree that equitable relief, including injunctive and specific performance, may be necessary and proper to enforce their obligations and commitments under this paragraph, including without limitation under paragraphs 2, 12, 14, 15, 16, 17, 18 and 21 of this Agreement and this choice of jurisdiction or venue does not prevent either party from seeking such relief in any court of competent jurisdiction throughout the world.

22.12

In the event any provision of this Agreement shall be held invalid or unenforceable, it shall be deemed modified only to the extent necessary to make it lawful. To effect such modification, the said provision shall be deemed deleted, added to and/or rewritten, whichever shall most fully preserve the intention of the parties as originally expressed herein.

22.13	The prevailing party in any litigation between the parties shall recover from the other party its reasonable legal fees and expenses.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

ACCORDINGLY this Agreement has been entered into by the parties on the date set out on page 1.

Red Mile Entertainment, Inc.	IR Gurus Interactive Pty. Ltd.

/s/Ed Roffman	/s/ Mike Fegan
Ed Roffman, CFO	Mike Fegan

Page 25 of 25